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                                                                   Exhibit 23.02




               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the reference to our firm under the captions "Selected Consolidated Financial Data" and "Experts" and to the use of our report dated October 27, 1998 (except Note 18, as to which the date is December 9, 1998) relative to the consolidated financial statements of Concur Technologies, Inc. (the Company) and to the use of our report dated August 14, 1998 relative to the financial statements of 7Software in the Registration Statement (Form S-1) and the related Prospectus of the Company for the registration of 2,900,000 shares of common stock.

                                                       /s/ ERNST & YOUNG LLP

                                                       ERNST & YOUNG LLP

Seattle, Washington
March 18, 1999